KPMG Audit	ERNST & YOUNG et Autres
A division of KPMG SA
1, cours Valmy	41 rue Ybry
92923 Paris-La Défense Cedex	92576 Neuilly Sur Seine Cedex

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

We consent to the reference to our firms under the caption “Experts” in the prospectus which is part of this Registration Statement of Veolia Environnement on Form F-3 and to the incorporation by reference therein of our reports dated May 6, 2008, with respect to the consolidated balance sheets of Veolia Environnement and subsidiaries as of December 31, 2007, 2006 and 2005, and the related consolidated statements of income, cash-flows and recognized income and expenses for each of the three years in the three-year period ended December 31, 2007, and with respect to the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the Annual Report on Form 20-F of Veolia Environnement and subsidiaries for the year ended December 31, 2007 filed with the Securities and Exchange Commission on May 7, 2008.

Paris La Défense and Neuilly-sur-Seine, May 21, 2008.

KPMG AUDIT	ERNST & YOUNG et Autres
A division of KPMG SA

/s/ Baudoin Griton	/s/ Jean Bouquot
Baudoin Griton	Jean Bouquot